Exhibit 99.1

Contact:

Marlene Krauss, M.D.

Chief Executive Officer

KBL Healthcare Acquisition Corp. III

(212) 319-5555

FOR IMMEDIATE RELEASE

KBL HEALTHCARE ACQUISITION CORP. III

SECURITIES TO COMMENCE SEPARATE TRADING

New York, New York, July 31, 2007 – KBL Healthcare Acquisition Corp. III (AMEX: KHA.U) announced today that separate trading of the common stock and warrants underlying the units issued in the Company’s initial public offering, which took place on July 25, 2007, will commence on August 1, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols KHA and KHA.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol KHA.U.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).

KBL Healthcare Acquisition Corp. III is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in the healthcare or healthcare-related industries.

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